Exhibit 99.1

TransDigm Group Reports Fiscal 2015 Third Quarter Results

Cleveland, Ohio, August 4, 2015/PRNewswire/ — TransDigm Group Incorporated (NYSE: TDG), a leading global designer, producer and supplier of highly engineered aircraft components, today reported results for the third quarter ended June 27, 2015.

Highlights for the third quarter include:

•	Net sales of $691.4 million, up 13.2% from $610.6 million;

•	EBITDA As Defined of $312.9 million, up 13.5% from $275.6 million;

•	Net income of $99.1 million, up 512.6% from $16.2 million;

•	Earnings per share of $1.75, up from a loss per share of $1.66;

•	Adjusted earnings per share of $2.26, up 11.9% from $2.02; and

•	Upward revision to fiscal 2015 sales, EBITDA As Defined and adjusted earnings per share guidance.

Net sales for the quarter rose 13.2% to $691.4 million from $610.6 million in the comparable quarter a year ago. The acquisitions of the Telair Cargo Group (“Telair”), the aerospace business of Franke Aquarotter GmbH (“Franke”) and the assets of the aerospace business of Pexco LLC (“Pexco”) contributed approximately 80% of the increase in net sales. Organic net sales growth accounted for the balance of the sales increase.

Net income for the quarter rose 512.6% to $99.1 million, or $1.75 per share, compared to $16.2 million, or loss of $1.66 per share, in the comparable quarter a year ago. Earnings per share were reduced in the prior period by $1.94 per share representing dividend equivalent payments during the quarter. The increase in net income reflects the growth in net sales described above partially offset by higher interest expense as a result of an increase in the weighted average level of outstanding borrowings to $7.9 billion from $6.3 billion in the comparable quarter last year. The proceeds from the May 2015 refinancing were used primarily to fund the acquisitions of Pexco and Franke as well as refinance a portion of our senior secured debt. The current quarter included refinancing costs of $13.0 million, net of tax, or $0.23 per share. The prior period also included refinancing costs of $88.6 million, net of tax, or $1.55 per share, of which proceeds were used primarily to fund a $25.00 per share dividend in June 2014.

Adjusted net income for the quarter rose 10.8% to $128.1 million, or $2.26 per share, from $115.6 million, or $2.02 per share, in the comparable quarter a year ago.

EBITDA for the quarter increased 104.4% to $272.5 million from $133.3 million for the comparable quarter a year ago. EBITDA As Defined for the period increased 13.5% to $312.9 million compared with $275.6 million in the quarter a year ago. EBITDA As Defined as a percentage of net sales for the quarter was 45.2%.

As previously reported, on March 31, 2015, TransDigm acquired the aerospace business of Franke Aquarotter GmbH for approximately $75 million. Franke manufactures proprietary faucets and related products for use on commercial transports and regional jets.

As previously reported, on May 14, 2015, TransDigm acquired the assets of the aerospace business of Pexco LLC for approximately $496 million in cash. Pexco is a global leader in the manufacturing of extruded plastic interior parts for use in the commercial aerospace industry.

As previously reported, on July 28, 2015, TransDigm entered into a definitive agreement to acquire PneuDraulics, Inc. for approximately $325 million in cash. PneuDraulics, Inc. manufactures proprietary aerospace pneumatic and hydraulic components and subsystems for commercial transport, regional, business jet and military applications. The acquisition, subject to regulatory approvals and customary closing conditions, is expected to close before the end of fiscal 2015.

W. Nicholas Howley, TransDigm Group’s Chairman and Chief Executive Officer, stated “Our fiscal third quarter operating results were right in-line with our previous guidance in spite of some softness in the commercial aerospace business. Our defense business continued stronger than originally anticipated and our focus on value generation at our operating units continued to pay off.”

He continued, “In addition to operating our businesses, we have been quite busy in the last 180 days with our M&A and financing activities. During that time, we purchased three strong businesses for about $1.3 billion in purchase price and just announced the execution of a contract to buy another for $325 million. All four of these businesses fit well with our long term focus on proprietary aerospace businesses with significant aftermarket and good opportunities for value creation. Additionally, we raised $925 million of new debt and refinanced and extended maturities on approximately $1.1 billion of our existing debt.”

Year-to-Date Results

Net sales for the thirty-nine week period ended June 27, 2015 rose 9.6% to $1,897.3 million from $1,730.7 million in the comparable period last year. Organic net sales grew low-single digits. The favorable contribution from the acquisitions of Airborne, Elektro-Metall, Telair, Franke and Pexco accounted for the balance of the increase in net sales.

Net income for the thirty-nine week period ended June 27, 2015 increased 58.6% to $305.5 million, or $5.34 per share, compared with $192.7 million, or $1.26 per share, in the comparable period last year.

Earnings per share were reduced in both fiscal 2015 and 2014 by $0.06 per share and $2.11 per share respectively, representing dividend equivalent payments made during each fiscal year. The increase in net income reflects the increase in net sales described above and lower effective tax rate. The increase in net income was partially offset by higher interest expense as a result of an increase in the weighted average level of outstanding borrowings to approximately $7.6 billion from $6.0 billion in the comparable period last year. The current year included refinancing costs of $12.7 million, net of tax, or $0.22 per share. The prior year also included refinancing costs of $88.4 million, net of tax, or $1.55 per share.

Adjusted net income for the thirty-nine week period ended June 27, 2015 rose 10.2% to $349.5 million, or $6.17 per share, from $317.1 million, or $5.55 per share, in the comparable period a year ago.

EBITDA for the thirty-nine week period ended June 27, 2015 increased 32.4% to $810.5 million from $612.2 million for the comparable period a year ago. EBITDA As Defined for the period increased 11.3% to $870.7 million compared with $782.1 million in the comparable period a year ago. EBITDA As Defined as a percentage of net sales for the period was 45.9%.

Please see the attached tables for a reconciliation of net income to EBITDA, EBITDA As Defined, and adjusted net income; a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined, and a reconciliation of earnings per share to adjusted earnings per share for the periods discussed in this press release.

Fiscal 2015 Outlook

Mr. Howley continued, “We are increasing the full year fiscal 2015 sales, EBITDA as Defined and adjusted earnings per share guidance primarily to reflect the recent acquisition of Pexco and our current expectations for the fiscal fourth quarter. This guidance excludes any impact of the pending acquisition of PneuDraulics, Inc.”

Assuming no additional acquisitions, the revised guidance is as follows:

•	Net sales are anticipated to be in the range of $2,688 million to $2,710 million compared with $2,373 million in fiscal 2014;

•	EBITDA As Defined is anticipated to be in the range of $1,215 million to $1,225 million compared with $1,073 million in fiscal 2014;

•	Net income is anticipated to be in the range of $426 million to $434 million compared with $307 million in fiscal 2014;

•	Earnings per share are expected to be in the range of $7.46 to $7.60 per share based upon weighted average shares outstanding of 56.6 million compared with $3.16 per share in fiscal 2014; and

•	Adjusted earnings per share are expected to be in the range of $8.64 to $8.78 per share compared with $7.76 per share in fiscal 2014.

Earnings Conference Call

TransDigm Group will host a conference call for investors and security analysts on August 4, 2015, beginning at 11:00 a.m., Eastern Time. To join the call, dial (866) 318-8618 and enter the pass code 13576657. International callers should dial (617) 399-5137 and use the same pass code. A live audio webcast can be accessed online at http://www.transdigm.com. A slide presentation will also be available for reference during the conference call; go to the investor relations page of our website and click on “Presentations.”

The call will be archived on the website and available for replay at approximately 2:00 p.m., Eastern Time. A telephone replay will be available for two weeks by dialing (888) 286-8010 and entering the pass code 50858641. International callers should dial (617) 801-6888 and use the same pass code.

About TransDigm Group

TransDigm Group, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and related components, lighting and control technology, military personnel parachutes and cargo loading, handling and delivery systems.

Non-GAAP Supplemental Information

EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income and adjusted earnings per share are non-GAAP financial measures presented in this press release as supplemental disclosures to net income and reported results. TransDigm Group defines EBITDA as earnings before interest, taxes, depreciation and amortization and defines EBITDA As Defined as EBITDA plus certain non-operating items, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. TransDigm Group defines adjusted net income as net income plus purchase accounting backlog amortization expense, effects from the sale on businesses, refinancing costs, acquisition-related costs, transaction-related costs and non-cash charges incurred in connection with certain employee benefit plans. EBITDA As Defined Margin represents EBITDA As Defined as a percentage of net sales. TransDigm Group defines adjusted diluted earnings per share as adjusted net income divided by the total shares for basic and diluted earnings per share. For more information regarding the computation of EBITDA, EBITDA As Defined and adjusted net income and adjusted earnings per share, please see the attached financial tables.

TransDigm Group presents these non-GAAP financial measures because it believes that they are useful indicators of its operating performance.

TransDigm Group believes that EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to measure operating performance among companies with different capital structures, effective tax rates and tax attributes, capitalized asset values and employee compensation structures, all of which can vary substantially from company to company. In addition, analysts, rating agencies and others use EBITDA to evaluate a company’s ability to incur and service debt. EBITDA As Defined is used to measure TransDigm Inc.’s compliance with the financial covenant contained in its credit facility. TransDigm Group’s management also uses EBITDA As Defined to review and assess its operating performance, to prepare its annual budget and financial projections and to review and evaluate its management team in connection with employee incentive programs. Moreover, TransDigm Group’s management uses EBITDA As Defined to evaluate acquisitions and as a liquidity measure. In addition, TransDigm Group’s management uses adjusted net income as a measure of comparable operating performance between time periods and among companies as it is reflective of changes in pricing decisions, cost controls and other factors that affect operating performance.

None of EBITDA, EBITDA As Defined, EBITDA As Defined Margin, adjusted net income or adjusted earnings per share is a measurement of financial performance under GAAP and such financial measures should not be considered as an alternative to net income, operating income, earnings per share, cash flows from operating activities or other measures of performance determined in accordance with GAAP. In addition, TransDigm Group’s calculation of these non-GAAP financial measures may not be comparable to the calculation of similarly titled measures reported by other companies.

Although we use EBITDA and EBITDA As Defined as measures to assess the performance of our business and for the other purposes set forth above, the use of these non-GAAP financial measures as analytical tools has limitations, and you should not consider any of them in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:

•	neither EBITDA nor EBITDA As Defined reflects the significant interest expense, or the cash requirements necessary to service interest payments, on our indebtedness;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor EBITDA As Defined reflects any cash requirements for such replacements;

•	the omission of the substantial amortization expense associated with our intangible assets further limits the usefulness of EBITDA and EBITDA As Defined;

•	neither EBITDA nor EBITDA As Defined includes the payment of taxes, which is a necessary element of our operations; and

•	EBITDA As Defined excludes the cash expense we have incurred to integrate acquired businesses into our operations, which is a necessary element of certain of our acquisitions.

Because of these limitations, EBITDA and EBITDA As Defined should not be considered as measures of discretionary cash available to us to invest in the growth of our business.

Management compensates for these limitations by not viewing EBITDA or EBITDA As Defined in isolation and specifically by using other GAAP measures, such as net income, net sales and operating profit, to measure our operating performance. Neither EBITDA nor EBITDA As Defined is a measurement of financial performance under GAAP, and neither should be considered as an alternative to net income or cash flow from operations determined in accordance with GAAP. Our calculation of EBITDA and EBITDA As Defined may not be comparable to the calculation of similarly titled measures reported by other companies.

Forward-Looking Statements

Statements in this press release that are not historical facts, including statements under the heading “Fiscal 2015 Outlook,” are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.Words such as “believe,” “may,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” or “continue” and other words and terms of similar meaning may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties which could affect TransDigm Group’s actual results and could cause its actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, TransDigm Group. These risks and uncertainties include but are not limited to: the sensitivity of our business to the number of flight hours that our customers’ planes spend aloft and our customers’ profitability, both of which are affected by general economic conditions; future terrorist attacks; our reliance on certain customers; the U.S. defense budget and risks associated with being a government supplier; failure to maintain government or industry approvals; failure to complete or successfully integrate acquisitions; our substantial indebtedness; potential environmental liabilities; and other factors. Further information regarding the important factors that could cause actual results to differ materially from projected results can be found in TransDigm Group’s Annual Report on Form 10-K and other reports that TransDigm Group or its subsidiaries have filed with the Securities and Exchange Commission. Except as required by law, TransDigm Group undertakes no obligation to revise or update the forward-looking statements contained in this press release.

Contact:	Liza Sabol
Investor Relations
216-706-2945
ir@transdigm.com

TRANSDIGM GROUP INCORPORATED	Table 1

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED

JUNE 27, 2015 AND JUNE 28, 2014

(Amounts in thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
NET SALES	$691,395	$610,582	$1,897,323	$1,730,665
COST OF SALES	331,940	283,054	875,078	811,419

GROSS PROFIT	359,455	327,528	1,022,245	919,246
SELLING AND ADMINISTRATIVE EXPENSES	81,849	71,146	223,354	199,761
AMORTIZATION OF INTANGIBLE ASSETS	13,910	16,402	37,966	50,385

INCOME FROM OPERATIONS	263,696	239,980	760,925	669,100
INTEREST EXPENSE - NET	106,796	87,613	305,623	250,755
REFINANCING COSTS	18,159	131,490	18,159	131,490

INCOME BEFORE INCOME TAXES	138,741	20,877	437,143	286,855
INCOME TAX PROVISION	39,629	4,700	131,604	94,200

NET INCOME	$99,112	$16,177	$305,539	$192,655

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK	$99,112	$(94,726)	$302,174	$72,127

Net earnings per share:
Basic and diluted	$1.75	$(1.66)	$5.34	$1.26
Cash dividends paid per common share	$—	$25.00	$—	$25.00
Weighted-average shares outstanding:
Basic and diluted	56,608	57,170	56,605	57,077

TRANSDIGM GROUP INCORPORATED	Table 2

SUPPLEMENTAL INFORMATION - RECONCILIATION OF EBITDA,

EBITDA AS DEFINED TO NET INCOME

FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED

JUNE 27, 2015 AND JUNE 28, 2014

(Amounts in thousands)

(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Net income	$99,112	$16,177	$305,539	$192,655
Adjustments:
Depreciation and amortization expense	26,921	24,821	67,767	74,541
Interest expense - net	106,796	87,613	305,623	250,755
Income tax provision	39,629	4,700	131,604	94,200

EBITDA	272,458	133,311	810,533	612,151
Adjustments:
Acquisition-related expenses and adjustments(1)	12,271	2,355	19,288	18,297
Non-cash stock compensation expense(2)	9,841	6,516	23,435	18,849
Refinancing costs(3)	18,159	131,490	18,159	131,490
Other - net	126	1,912	(763)	1,322

Gross Adjustments to EBITDA	40,397	142,273	60,119	169,958

EBITDA As Defined	$312,855	$275,584	$870,652	$782,109

EBITDA As Defined, Margin(4)	45.2%	45.1%	45.9%	45.2%

(1)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold: costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.
(2)	Represents the compensation expense recognized by TD Group under our stock incentive plans.
(3)	For the periods ended June 27, 2015, represents debt issuance costs expensed in conjunction with the refinancing of our 2013 term loans in May 2015. For the periods ended June 28, 2014, represents debt issuance costs expensed and the premium paid to redeem our 2018 Notes in June 2014.
(4)	The EBITDA As Defined margin represents the amount of EBITDA As Defined as a percentage of sales.

TRANSDIGM GROUP INCORPORATED	Table 3

SUPPLEMENTAL INFORMATION - RECONCILIATION OF

REPORTED EARNINGS PER SHARE TO

ADJUSTED EARNINGS PER SHARE

FOR THE THIRTEEN AND THIRTY-NINE WEEK PERIODS ENDED

JUNE 27, 2015 AND JUNE 28, 2014

(Amounts in thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended		Thirty-Nine Week Periods Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Reported Earnings Per Share
Net income	$99,112	$16,177	$305,539	$192,655
Less: dividends on participating securities	—	(110,903)	(3,365)	(120,528)

Net income (loss) applicable to common stock - basic and diluted	$99,112	$(94,726)	$302,174	$72,127

Weighted-average shares outstanding under the two-class method:
Weighted-average common shares outstanding	53,361	52,915	52,937	52,802
Vested options deemed participating securities	3,247	4,255	3,668	4,275

Total shares for basic and diluted earnings per share	56,608	57,170	56,605	57,077

Basic and diluted earnings (loss) per share	$1.75	$(1.66)	$5.34	$1.26

Adjusted Earnings Per Share
Net income	$99,112	$16,177	$305,539	$192,655
Gross adjustments to EBITDA	40,397	142,273	60,119	169,958
Purchase accounting backlog amortization	835	5,303	2,801	15,268
Tax adjustment	(12,257)	(48,157)	(18,942)	(60,826)

Adjusted net income	$128,087	$115,596	$349,517	$317,055

Adjusted diluted earnings per share under the two-class method	$2.26	$2.02	$6.17	$5.55

Diluted Earnings Per Share to Adjusted Earnings Per Share
Diluted earnings (loss) per share	$1.75	$(1.66)	$5.34	$1.26
Adjustments to diluted earnings (loss) per share:
Inclusion of the dividend equivalent payment	—	1.94	0.06	2.11
Non-cash stock compensation expense	0.12	0.08	0.29	0.22
Acquisition-related expenses	0.16	0.09	0.27	0.38
Refinancing costs	0.23	1.55	0.22	1.55
Other, net	—	0.02	(0.01)	0.03

Adjusted earnings per share	$2.26	$2.02	$6.17	$5.55

TRANSDIGM GROUP INCORPORATED	Table 4

SUPPLEMENTAL INFORMATION - RECONCILIATION OF NET CASH

PROVIDED BY OPERATING ACTIVITIES TO EBITDA AND EBITDA AS DEFINED

FOR THE THIRTY-NINE WEEK PERIODS ENDED

JUNE 27, 2015 AND JUNE 28, 2014

(Amounts in thousands)

(Unaudited)

	Thirty-Nine Week Periods Ended
	June 27, 2015	June 28, 2014
Net cash provided by operating activities	$373,427	$349,529
Adjustments:
Changes in assets and liabilities, net of effects from acquisitions of businesses	6,766	34,092
Net gain on sale of real estate	—	804
Interest expense - net(1)	293,634	240,857
Income tax provision - current	127,720	96,727
Non-cash equity compensation(2)	(23,435)	(18,849)
Excess tax benefit from exercise of stock options	50,580	40,481
Refinancing costs(4)	(18,159)	(131,490)

EBITDA	810,533	612,151
Adjustments:
Acquisition-related expenses(3)	19,288	18,297
Non-cash stock compensation expense(2)	23,435	18,849
Refinancing costs(4)	18,159	131,490
Other, net	(763)	1,322

EBITDA As Defined	$870,652	$782,109

(1)	Represents interest expense excluding the amortization of debt issue costs and premium and discount on debt.
(2)	Represents the compensation expense recognized by TD Group under our stock incentive plans.
(3)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs; transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses and valuation costs that are required to be expensed as incurred.
(4)	For the period ended June 27, 2015, represents debt issuance costs expensed in conjunction with the refinancing of our 2013 term loans in May 2015. For the period ended June 28, 2014, represents debt issuance costs expensed and the premium paid to redeem our 2018 Notes in June 2014.

TRANSDIGM GROUP INCORPORATED	Table 5

SUPPLEMENTAL INFORMATION - BALANCE SHEET DATA

(Amounts in thousands)

(Unaudited)

	June 27, 2015	September 30, 2014
Cash and cash equivalents	$915,350	$819,548
Trade accounts receivable - net	419,955	351,307
Inventories - net	574,186	459,074
Current portion of long-term debt	44,195	39,295
Short-term borrowings-trade receivable securitization facility	200,000	200,000
Accounts payable	129,050	115,741
Accrued current liabilities	306,444	230,871
Long-term debt	8,204,862	7,233,836
Total stockholders’ deficit	(1,169,025)	(1,556,099)